Exhibit 99.1


PSB Announces 2nd Quarter Earnings of $.63 Per Share

Wausau, Wisconsin - July 23, 2003
Highlights

Net income for the second quarter June 2003 was $1.057 million compared to $1.024 million in June 2002. Year to date earnings for the six months ended June 2003 are up 15% over prior year.

*     Quarterly 2003 diluted earnings per share of $.63, up from $.61 in 2002.

*     Quarterly 2003 return on assets of 1.14% compared to 1.22% in 2002.

* Quarterly 2003 return on stockholders' equity of 13.82% compared to 15.23% in 2002.

* Second quarter dividend of $.30 per share to be paid July 29 for shareholders as of July 8.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported second quarter June 2003 earnings of $.63 per share, compared to $.61 per share during the second quarter of 2002. Net book value increased to $18.63 per share, compared to $16.34 at June 2002. A 2 for 1 stock split was effective November 19, 2002. All per share information has been updated to reflect the split. Financial performance is expressed in thousands, except per share data.

Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Lincoln, Oneida, and Vilas counties. In addition to traditional retail and commercial loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages.

Net income for the quarter ended June 30, 2003 was $1,057 compared to $1,224 in the first quarter of 2003 and $1,024 in June 2002. Operating results for the second quarter 2003 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.14% and 13.82%, respectively. Comparable ratios for the same quarter in 2002 were ROA of 1.22% and ROE of 15.23%. Year to date ROA and ROE for 2003 are 1.25% and 15.20%, respectively. ROA and ROE were 1.19% and 15.13% during the six months ended June 30, 2002, respectively.

Net Interest Income

Net interest income increased $164 from $3,104 for the quarter ended June 30, 2002 to $3,268 for the current quarter ended June 30, 2003 due to increased earning assets held although margin on those assets has declined. Tax-adjusted net interest margin as a percent of average interest earning assets decreased from the year earlier quarter to 3.83% from 4.04%. Net interest margin for calendar year 2002 was 3.95%. The Company has experienced compressed interest rate margins since prime rate adjustable and other maturing term loans and securities are repriced at today's significantly lower rates. However, deposit costs are already near their floor and unable to fully recover decreasing
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earning asset yields.  Compared to the year earlier quarter, earning assets yields have decreased 84 basis points from 6.91% at June 2002 to 6.07% at June 2003. However, the cost of paying liabilities declined only 65 basis points from 3.38% at June 2002 to 2.73% at June 2003.

The Company continues to seek net interest income growth by minimizing excess overnight funds and originating assets with terms in line with proactive asset-liability management. The Company's balance sheet is "asset sensitive" and therefore margins would improve in a rising interest rate environment. Management expects the net interest margin to continue to come under pressure and decrease during the third quarter of 2003 by 7 to 10 basis points due to lower reinvestment yields on the investment securities portfolio and the impact of the recent 1/4% reduction in the federal funds rate on prime rate adjustable loans.

The Company saw growth in total average loans of $25,261, or 10% over the comparable year-ago quarter. The majority of this growth came from additional owner-occupied commercial real estate loans. Total assets increased to $379,936 at June 30, 2003 compared to $342,104 at June 30, 2002.

Service Fee and Noninterest Income

Noninterest income grew $124 in the second quarter 2003 to $726 compared to $602 in 2002. The majority of this growth ($69) was from an increase of income from the sale of long-term fixed rate mortgage loans, net of servicing right amortization and provision for impairment. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. Gain on sale and servicing of such loans during the quarter was $216 in June 2003 compared to $147 during June 2002. However, during June 2003, additional expense from a change in accounting estimate related to accounting for mortgage servicing rights of $236 was recorded, as well as an $18 provision for impairment of servicing rights reducing gain on sale and servicing of loans by $254 in total.

During June, the Company contracted with an outside consultant for monthly mortgage servicing right (MSR) accounting services due to continued growth in serviced mortgage loans. The Company began servicing mortgage loans for other investors in November 2000. The Company adopted new estimates related to customer mortgage payment activity as part of the new accounting model. Serviced loans are now broken down into a greater number of "pools" with amortization and impairment calculated based on individual customer activity within each pool. Initial servicing rights are based on national prepayment estimates at the time of origination. The new accounting model provides an estimated original MSR cost lower than that using the previous estimates, and amortizes that cost faster than under the Company's previous model. The change in accounting estimate reduced gain on sale and servicing of loans by $236 ($143 after tax benefits).

Through June 30, 2003, the gain on sale and servicing of loans after the change in estimate is more than double the prior year's activity through June 30, 2002, and has substantially enhanced income as interest margins declined during 2003. Management does not expect the current level of mortgage refinancing income to continue during all of 2003. The Company intends to replace this income with ongoing servicing fees of the existing mortgage portfolio and additional investment and insurance sales income. During 2003, the Bank increased the number of commissioned investment sales professionals on staff.
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Investment and insurance sales commissions were $188 during the six months ended June 2003 compared to $96 in the same period ended June 2002.

Operating Expenses

Noninterest operating expenses increased $174 to $2,220 in June 2003 compared to $2,046 during June 2002, an increase of 8.5%. Increases in employee salaries and benefits totaled $217, as bank employees were granted inflationary and merit increases effective January 1, 2003 averaging 6.1%. In addition, the Company hired additional lenders and investment sales representatives during 2003 who are expected to make a significant impact in our new Rhinelander, Wisconsin full service office and other bank locations. In addition, operating expenses as a percent of average assets declined to 2.40% during the second quarter June 2003 compared to 2.44% during June 2002. Year to date, additional operating costs have been offset by increased revenue, as the expense efficiency ratio improved to 52.72% for the six months ended June 2003 compared to 53.87% in the prior year.

Branch Market Expansion

The Company recently announced construction of a new bank and financial services office and administrative headquarters located on property adjacent to the existing Wausau main office location. Construction of the 32,000 square foot office and drive-through canopy is anticipated to begin in August with completion by the end of the second quarter 2004. The existing Wausau main office which has been used since the Bank opened in 1962 and as most recently expanded during 1992 will be razed. Building project costs including necessary furniture, fixtures, and equipment are estimated to be $4.4 million. Annual depreciation expense after this investment in fixed assets and equipment is estimated to increase $165 ($100 after income tax benefits). President David Kopperud commented "Our growth in size and services demanded we expand for the future. Every aspect of the project from efficiency in operations and customer service to minimizing building costs has been thoroughly considered. This investment allows Peoples to build on relationships from the past and reach new customers well into the future."

Credit Quality and Capitalization

The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans until the borrower has made up any late payments and is able to continue required payments in the future.
Nonperforming loans also include restructured loans until 6 consecutive monthly payments are received under the new loan terms. The Company continues to aggressively manage past due customers and lowered the level of nonperforming loans to gross loans from 1.23% at June 2002 to 1.06% at June 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter. Loans contractually delinquent 30 days or more as a percentage of gross loans were 1.01% at June 2003 compared to .87% at December 2002 and 1.75% at June 2002. The allowance for loan losses was 1.26% of gross loans at June 2003 compared to 1.30% at June 2002. Management reviews the activity in identified problem loans weekly and recognizes adequate and reasonable loan loss reserves as required.

Average tangible stockholder's equity was 7.92% during the quarter ended June 2003 compared to 7.87% in the prior year quarter. Management believes the Company to be well capitalized at June 30, 2003 to remain well capitalized
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during the remainder of 2003 based on planned asset growth.  During the quarter ended June 30, 2003, the Company continued an annual buyback program of purchasing up to 1% of outstanding shares by repurchasing 14,500 shares at an average price of $33.86 per share. For the remainder of 2003, management anticipates retaining capital to support asset growth while continuing a cash dividend to shareholders.

Effective with the $.30 dividend declared June 17, 2003, the Company intends to equalize the amounts of the semi-annual cash dividends. Accordingly, under the dividend policy, the Company expects that the dividend to be paid in January, 2004 will be less than the January 2003 dividend, but that the total dividends to be paid in July 2003 and January 2004 will exceed the $.565 per share total dividends paid in July 2002 and January 2003. The Company also reaffirmed its goal of increasing its shareholder dividend on an annual basis subject to operating results and financial condition of the Company.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                  (tables follow)
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

PSB HOLDINGS, INC.                           (Unaudited)                (Audited)
FINANCIAL HIGHLIGHTS                    Three months ended          Six months ended        Calendar
(dollars in thousands,                        June 30,               June 30,Year             Year
  except per share data)                 2003        2002          2003       2002            2002
EARNINGS

Net income                         $     1,057  $     1,024  $     2,281  $     1,982  $     4,365
Diluted earnings per share                0.63         0.61         1.36         1.18         2.60
Net book value per share                 18.63        16.34        18.63        16.34        17.59

PERIOD END BALANCE SHEET

Gross loans receivable             $   279,053  $   249,938  $   279,053   $  249,938  $   259,173
Total assets                           379,936      342,104      379,936      342,104      371,468
Deposits                               303,688      271,088      303,688      271,088      297,831
Borrowings                              43,052       41,194       43,052       41,194       41,302

KEY EARNINGS RATIOS (ANNUALIZED
     AND TAX ADJUSTED)

Return on average assets                  1.14%        1.22%        1.25%        1.19%        1.25%
Return on stockholders' equity           13.82%       15.23%       15.20%       15.13%       15.97%
Net interest margin                       3.83%        4.04%        3.86%        3.99%        3.95%
Efficiency ratio                         53.86%       53.23%       52.72%       53.87%       50.68%

CREDIT QUALITY AND CAPITALIZATION

Allowance for loan losses
   to gross loans                         1.26%        1.30%        1.26%        1.30%        1.22%
Net loans charge-offs to
   average loans                          0.01%        0.03%        0.04%        0.03%        0.37%
Average tangible stockholders'
   equity to average assets               7.92%        7.87%        7.85%        7.68%        7.66%

SHARE PRICE INFORMATION

High                               $     34.00  $     19.63  $     34.00   $    19.63        $25.00
Low                                      30.00        17.50        23.75        16.63         16.63
Market value at period end               33.25        19.25        33.25        19.25         25.00
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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
                                             Three Months Ended     Six Months Ended
(dollars in thousands,                              June 30,             June 30,
except per share data - unaudited)               2003     2002      2003      2002
Interest income:
   Interest and fees on loans              $   4,476 $  4,448  $  8,872   $   8,839
   Interest on securities:
      Taxable                                    501      678     1,116       1,368
      Tax-exempt                                 221      227       444         451
   Other interest and dividends                   60       52       119         117
         Total interest income                 5,258    5,405    10,551      10,775
Interest expense:
   Deposits                                    1,432    1,696     2,944       3,462
   FHLB advances                                 506      571     1,014       1,135
   Other borrowings                               52       34        93          80
         Total interest expense                1,990    2,301     4,051       4,677
Net interest income                            3,268    3,104     6,500       6,098
Provision for loan losses                        240      180       465         360
Net interest income after provision
    for loan losses                            3,028    2,924     6,035       5,738
Noninterest income:
   Service fees                                  325      321       628         556
   Gain on sale of loans                         547      134     1,153         332
   Mortgage loan servicing, net                 (331)       13     (309)         19
   Investment and insurance sales
     Commissions                                  89        51      188          96
   Other noninterest income                       96        83      188          64
         Total noninterest income                726       602    1,848       1,167
Noninterest expense:
   Salaries and employee benefits              1,387     1,170    2,835       2,415
   Occupancy                                     285       325      573         565
   Data processing and other office
    Operations                                   148      128       287         260
   Advertising and promotion                      51      115        88         191
   Other noninterest expenses                    349      308       754         627
        Total noninterest expense              2,220    2,046     4,537       4,058

Income before provision for income taxes       1,534    1,480     3,346       2,847
Provision for income taxes                       477      456     1,065         865
Net income                               $     1,057  $ 1,024 $   2,281   $   1,982
Basic earnings per share                 $      0.64  $  0.61 $    1.37   $    1.18
Diluted earnings per share               $      0.63  $  0.61 $    1.36   $    1.18
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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2003 unaudited,  December 31, 2002 derived from audited financial statements)
                                                         JUNE 30,    December 31,
(dollars in thousands, except per share data)              2003         2002
ASSETS
Cash and due from banks                             $     14,278  $    15,890
Interest-bearing deposits and money market funds           5,278        5,490
Federal funds sold                                           507          172
Cash and cash equivalents                                 20,063       21,552
Securities available for sale (at fair value)             72,731       81,056
Federal Home Loan Bank stock (at cost)                     2,364        2,264
Loans held for sale                                            -          949
Loans receivable, net of allowance for loan
    losses of $3,517 and $3,158, respectively            275,536      256,015
Accrued interest receivable                                1,674        1,732
Foreclosed assets, net                                       381          573
Premises and equipment                                     6,219        6,158
Mortgage servicing rights, net                               689          697
Other assets                                                 279          472
TOTAL ASSETS                                        $    379,936  $   371,468
LIABILITIES
Non-interest-bearing deposits                       $     54,052  $    45,458
Interest-bearing deposits                                249,636      252,373
   Total deposits                                        303,688      297,831
Federal Home Loan Bank advances                           38,000       38,000
Other borrowings                                           5,052        3,302
Accrued expenses and other liabilities                     2,427        3,033
   Total liabilities                                     349,167      342,166
STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value
    of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,804,850 shares                               1,805        1,805
Additional paid-in capital                                 7,150        7,150
Retained earnings                                         23,392       21,607
Unrealized gain on securities available for sale,
    net of tax                                             1,481        1,306
Treasury stock, at cost - 153,381 and 138,748
    shares, respectively                                  (3,059)      (2,566)
   Total stockholders' equity                             30,769       29,302
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $    379,936  $   371,468
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